SYMBOLLON

ANNUAL REPORT 2001

SYMBOLLON PHARMACEUTICALS
37 Loring Drive, Framingham, MA 01702
(508) 620-7676   FAX (508) 620-7111

To Our Shareholders:

Overview

         Substantial progress was made during 2001 toward our goal of commercializing IoGen. The results of our end-of-Phase II meeting with FDA have placed us in a position to initiate the Phase III pivotal trials for IoGen. We will be ready to start enrolling patients shortly after we finalize a corporate relationship.

         The management of Symbollon is not pleased that we were not able to finalize a deal with a corporate partner in 2001. Yet, that disappointment has not dampened our enthusiasm that this objective will be reached during 2002. Discussions with potential corporate partners are advancing, and we are optimistic that a relationship that will bring the necessary resources to complete IoGen's commercialization will be consummated during 2002.

         At the close of 2001, Symbollon had working capital of $1,885,701. With the cost cutting measures we have enacted during 2001, this will allow us to operate through 2002.

IoGen

         In June 2001, Symbollon met with the FDA for an end-of-Phase II conference on IoGen. Based on that conference, we filed the necessary documentation with FDA to initiate IoGen's Phase III pivotal trials. The primary endpoint of the IoGen pivotal trials, as submitted to FDA, is a clinically significant reduction in a patients' breast pain and tenderness. The secondary endpoint is a clinically significant reduction in a patients' nodularity. We anticipate dosing approximately 1,500 patients with IoGen during the course of its remaining trials.

         We also conducted in 2001 a dose-ranging study in rodents for the purpose of determining the appropriate dose to conduct a two-year toxicity study in rodents. We filed with FDA the results of the dose-ranging study and our recommendation for the appropriate dose to carryforward into the two-year study.

         We anticipate having FDA's consent to initiate both the two-year bioassay study and the Phase III pivotal trials for IoGen in the second quarter of 2002. However, we will need to form a corporate relationship to provide the resources to continue the clinical development of IoGen, and until such resources are obtained, Symbollon will not initiate further clinical development of IoGen other than limited manufacturing scale-up activities.

Financial Results

         In 2001, Symbollon reported a net loss of $(1,377,274), or diluted losses per share of $(0.33), compared with a net loss of $(466,651), or diluted losses per share of $(0.12), in the prior year. Compared to the prior year, the increased 2001 losses reflected approximately $250,000 of increased clinical development expenses related to IoGen and $100,000 of increased general and administrative expenses, plus a decrease of $500,000 in license fees.

         At the close of 2001 we had over $1.9 million in cash and cash equivalents. We believe we have sufficient capital to operate through 2002. However, our planned operations do not include further clinical development of IoGen, including conducting future clinical trials, until sufficient recourses are secured to finance such activities.

The Future

         Our primary goals are to secure a corporate relationship with a pharmaceutical company and to initiate the IoGen Phase III pivotal trials for the treatment of pain and tenderness related to fibrocystic breast disease. While we have been delayed, we are confident Symbollon will accomplish these goals.

         As always, increasing shareholder value continues to be our primary objective and the measure by which we expect you will judge our performance. Your continued support of Symbollon is greatly appreciated.

Sincerely,



/s/ Jack H. Kessler                         /s/ Paul C. Desjourdy

Jack H. Kessler,                            Paul C. Desjourdy,
Chairman of the Board,                      Director, President,
Chief Executive Officer                     Chief Operating Officer
and Chief Scientific Officer                and Chief Financial Officer

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                   FORM 10-KSB

(Mark One)

[  x ]   ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934 for the fiscal year ended December 31, 2001
                                       OR

[    ]   TRANSITION REPORT UNDER  SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
         ACT OF 1934 for the transition period from __________ to __________

Commission file number 0-22872

                         SYMBOLLON PHARMACEUTICALS, INC.
                 (Name of small business issuer in its charter)

                Delaware                                36-3463683
      (State of incorporation)             (I.R.S. employer identification no.)


            37 Loring Drive
       Framingham, Massachusetts                          01702
(Address of principal executive offices)                (Zip Code)

Issuer's telephone number  (508) 620-7676

Securities registered under Section 12(b) of the Exchange Act:

                                      None
                                (Title of class)

Securities registered under Section 12(g) of the Exchange Act:


                 Class A Common Stock, $.001 par value per share
                                (Title of class)


Check whether the issuer:  (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No __

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [ ]

The issuer's revenues for its most recent fiscal year (year ended December 31, 2001) were $237,914.

As of March 18, 2002, the aggregate market value of the voting stock of the issuer held by non-affiliates of the issuer was approximately $5,196,739 based upon the closing price of such stock on that date.

As of March 18, 2002, 4,190,204 shares of Class A Common Stock of the issuer were outstanding. See "Market for Common Equity and Related Stockholder Matters."

    Transitional Small Business Disclosure Format (check one): Yes ___ No _X_

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant's definitive Proxy Statement to be delivered to stockholders in connection with the Annual Meeting of Stockholders to be held on May 22, 2002 are incorporated by reference into Part III hereof. With the exception of the portions of such Proxy Statement expressly incorporated into this Annual Report on Form 10-KSB by reference, such Proxy Statement shall not be deemed filed as part of this Annual Report on Form 10-KSB.

Special Note Regarding Forward Looking Statements

         In addition to the historical information contained herein, this Annual Report on Form 10-KSB contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to statements concerning plans, objectives, goals, strategies, prospects, financial needs, future performance and future costs and expenditures. Such statements may be identified or qualified, without limitation, by words such as "likely", "will", "suggests", "may", "would", "could", "should", "expects", "anticipates", "estimates", "plans", "projects", "believes", or similar expressions (and variants of such words or expressions). Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance, achievements and results may differ materially from those expressed, projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the risks and uncertainties described or discussed in the section "Risk Factors" in this Annual Report on Form 10-KSB. The forward-looking statements contained herein represent the Company's judgment as of the date of this Annual Report on Form 10-KSB, and the Company cautions readers not to place undue reliance on such statements.

                                     PART I

Item 1.  Description of Business

General Background

         Symbollon Pharmaceuticals, Inc. (the "Company" or "Symbollon") is engaged in development and commercialization of proprietary iodine-based pharmaceutical agents and antimicrobials (collectively referred to as "applications"). The Company is a Delaware corporation incorporated in August 1993 and is the successor by merger to a Massachusetts corporation incorporated in May 1991, which was the successor by merger to an Illinois corporation, which was incorporated in July 1986. Following stockholder approval at the 2001 Annual Meeting of Stockholders, the Company changed its name from Symbollon Corporation to its current name.

The Company's Technology

         Iodine has been shown to be a rapid acting, broad-spectrum antimicrobial and an effective therapeutic for certain pharmaceutical applications. The Company has developed proprietary iodine technology that the Company believes maximizes the "therapeutic index" of iodine. The "therapeutic index" of a drug is the ratio of the largest safe dose to the smallest effective dose. The Company's technology accomplishes this by controlling the ratio of molecular iodine (I2), to the other inactive species of iodine typically present in solution. The Company believes that this will enable it to produce iodine-based applications having advantages over currently available products.

         The Company believes that its iodine-based technology has potential use in a number of product application areas. These applications can be grouped into women's healthcare and infection control.

         When used for infection control applications, the Company believes that the major strengths of its patented technology are the minimization of staining and color associated with traditional iodine products, broad spectrum of antimicrobial activity, rapidity of cidal activity, safe residues, no known resistance and no environmental disposal concerns. The primary weaknesses of the Company's technologies are the inconvenience and cost of a multi-part delivery system and the potential for staining and corrosivity.

         Concerning women's healthcare, Symbollon believes that a relationship exists between iodine deficiency and the increased incidence of certain female health problems. These include some types of pre-menopausal breast cancer, fibrocystic breast disease and endometriosis. The Company believes that the underlying causation of these problems relates to the monthly ovarian cycle and the proper functioning of the gonadotropic hormones.

Bovine Teat Sanitizer Product

         During 1994, the Company co-developed a bovine teat sanitizer, marketed as "IodoZyme(R)", with West Agro, Inc. of Kansas City, MO ("West Agro"), a subsidiary of the Tetra Laval Group and a leading manufacturer and distributor of iodophor-based products for dairy use. In January 1995, the Company and West Agro signed a marketing and supply agreement covering IodoZyme, and the Company began shipping IodoZyme to West Agro in early 1995. Pursuant to this agreement, West Agro was granted the exclusive worldwide right to market, distribute, promote and sell IodoZyme. Under the agreement, the Company manufactures and supplies West Agro with IodoZyme in finished product form.

         Total product sales for 2001 and 2000 from IodoZyme are $232,914 and $250,805, respectively. All product sales for 2001 and 2000 from IodoZyme were from the United States. The Company's invoice terms are net 30 days. The Company had no orders for future delivery of IodoZyme at December 31, 2001.

Product Development

         Since 2000, the Company has concentrated its product development work on the proposed product application for a treatment for fibrocystic breast disease.

         The Company spent approximately $979,000 and $734,000 on research and development during the years ended December 31, 2001 and 2000, respectively. Since inception, the Company has spent approximately $8,638,000 on research and development. Under certain collaborative relationships, the Company has received payments which are reflected in the Company's financial statements as contract and license fee revenues.

         Given the Company's limited financial resources, the uncertainty of the development effort and the necessity for regulatory approval, there can be no assurance of ultimate success with respect to any product development program or that resulting products, if any, will be commercially successful. Additionally, the Company's limited resources will require substantial support for new business initiatives from corporate partners who would ultimately introduce the products into the marketplace.

         Material developments in the Company's ongoing programs during fiscal 2001 are described below.

         Women's Healthcare

         The Company has developed an oral dosage form of its technology which generates molecular iodine in situ in the stomach of the patient. The Company refers to this tablet as IoGen(TM). Based on the available scientific literature, the Company believes that IoGen may be effective in the prevention and treatment of certain female health problems, including some types of pre-menopausal breast cancer, fibrocystic breast disease ("FBD") and endometriosis.

         We chose to initially pursue FBD based on the published results covering previous independent third party testing conducted for this indication. Collectively, more than 1,500 women afflicted with FBD have been orally administered various forms of iodine with reported clinical improvement in this breast condition occurring in 60% or greater of those women. FBD is a benign breast condition affecting approximately thirty percent of the women of childbearing age, which represents in the United States about 24 million women. However, estimates indicate that only 3.3 million of those women have been formally diagnosed with the disease. FBD is characterized by lumpiness, breast pain and tenderness.

         In 1995, Symbollon discovered a proprietary method for generating molecular iodine in situ in a person's stomach. IoGen is the first formulation developed utilizing this novel technique. In 1998, we initiated human clinical trials evaluating its effectiveness for the treatment of FBD. During 2000, Symbollon has completed Phase I and Phase II trials.

         The Phase I trial was structured as a single-center, open-labeled, randomized crossover study. Eighteen healthy females participated. The trial was designed to assess dose proportionality and relative bioavailability of IoGen tablets at three concentrations, 1.5 mg, 3.0 mg and 6.0 mg. These tablets were the same as used in the Phase II trials. In the Phase I study, IoGen was well tolerated at all dose levels. There were no drug-related adverse events.

         The results of the Phase I trial were based on blood and urine samples, collected over a 48-hour period following dosing. Pharmacokinetic analysis demonstrated that IoGen is dose-proportional when evaluated by either peak or mean iodine concentration in the blood samples. The results also indicated relative bioavailability among the 1.5, 3.0 and 6.0 mg IoGen tablets, as measured by the excreted iodine in urine samples and serum concentrations.

         The multi-center Phase II clinical trial treated over 100 patients with moderate to severe FBD in a placebo-controlled, double-blinded, randomized study. Three drug concentrations, 1.5 mg, 3.0 mg and 6.0 mg, were dosed daily for six months, followed by a two-month observation period.

         In the Phase II trial, IoGen was well tolerated by the patients. There were also no drug-related serious adverse events. The trial results indicate that there were no dose-related increases in incidence, severity and causality of treatment-emergent adverse events or clinically significant changes in laboratory parameters or vital signs. With regard to treatment-emergent headaches, a statistically significant decrease in incidence was observed between the placebo and the IoGen groups. Headaches were reported in 7 of 17 (41%) patients in the placebo, compared to 1 of 16 (6%) patients in the 1.5-mg group, 10 of 38 (26%) patients in the 3.0-mg group and 5 of 40 (13%) patients in the 6.0-mg group (p=.033).

         We evaluated IoGen's clinical success utilizing two validated independent assessment tools. In the first tool, the physicians measured IoGen's effectiveness by analyzing the three primary endpoints of breast nodularity, pain and tenderness. The 6.0-mg group showed improvement in 21 of 27 (78%) patients for pain, 19 of 26 (73%) for tenderness and 10 of 27 (37%) for nodularity. This compares favorably to the placebo group which had observed improvement in 6 of 10 (60%) patients for pain, 3 of 10 (30%) for tenderness and 3 of 15 (20%) for nodularity.

         In the second assessment tool the patients evaluated their pain and tenderness by completing a validated, health-related quality of life questionnaire. The questionnaire was developed by the Lewin Group for women with FBD, who were treated with iodine. Its results show a correlation between increased dosing and improved quality of life symptoms for the women in the study.

         In June 2001, the Company met with the United States Food and Drug Administration ("FDA") for an end-of-Phase II conference on IoGen. Based on that conference, the Company has filed the necessary documentation with FDA to initiate IoGen's Phase III pivotal trials. FDA is still reviewing the Company's filings. The primary endpoint of the IoGen pivotal trials, as submitted to FDA, is a clinically significant reduction of the patients' pain and tenderness as measured by the Lewin Group's breast assessment scale. The secondary endpoint is a clinically significant reduction of the patients' nodularity as measured by the physicians' assessment. An analysis of the Phase II data utilizing the planned Phase III assessment criterion as submitted to FDA indicates that the 6.0-mg group showed improvement for pain and tenderness in 15 of 24 (62.5%) patients, compared to the placebo group which had observed improvements for pain and tenderness in 2 of 5 (40.0%) patients. The Company anticipates dosing approximately 1,500 patients with IoGen during the course of its remaining trials. The Company does not plan to initiate further clinical trials for IoGen until FDA completes its review of the Company's filings and the resources necessary to complete the trials are secured.

         Based on FDA's guidance, in 2001 the Company also conducted a dose-ranging study in rodents for the purpose of determining the appropriate dose to conduct a two-year toxicity study in rodents. The Company has filed with FDA the results of the dose-ranging study and its recommendation for the appropriate dose to carryforward into the two-year study. FDA is still reviewing the Company's filings. The Company anticipates having FDA's consent to initiate both the two-year bioassay study and the pivotal trials for IoGen in the second quarter of 2002. However, the Company will need additional resources to continue the clinical development of IoGen, and until such resources are obtained, Symbollon will not initiate further clinical development of IoGen other than limited manufacturing scale-up activities. Symbollon is seeking a corporate relationship with a pharmaceutical company to commercialize IoGen and help finance the remaining clinical development of IoGen. Clinical investigation of IoGen for use in certain of the other female health indications may be investigated as resources allow.


         Other Potential Applications

         The Company believes that its technology has potential applications in the development of a variety of human healthcare and other products such as dermatology, topical anti-infectives, oral care and hygiene products, wound care applications, and as a preventive for urinary tract infection. Given the Company's limited resources, although certain preliminary research, development and regulatory activities may be undertaken by the Company in some of these potential product areas, the Company's ability to fund the development and commercialization of such applications will depend in large part on entering into product development and commercialization agreements with corporate partners. The Company is not currently pursuing any new applications other than IoGen.

Manufacturing and Supplies

         The development and manufacture of the Company's products are subject to good laboratory practices ("GLP") and current good manufacturing practices ("cGMP") requirements prescribed by the FDA and to other standards prescribed by the appropriate regulatory agency in the country of use. The Company currently produces IodoZyme through a combination of internal manufacturing activities and external subcontractors. The Company currently has limited in-house manufacturing capacity, and if the Company continues to perform manufacturing activities related to IodoZyme in-house, additional manufacturing space and equipment may be necessary if product volumes increase. See "Description of Property."

         The Company does not presently have FDA certified facilities capable of producing quantities of human pharmaceutical products required for clinical trials or commercial production. The Company will need to rely on collaborators, licensees or contract manufacturers to produce such materials. There can be no assurance that the Company will be able to obtain an adequate supply of its product from a third party manufacturer, or that if such a supply can be obtained, that it will comply with GLP and cGMP, as applicable.

         The Company believes that there are adequate sources of the raw materials required for commercial production and testing purposes. Pursuant to its agreement with West Agro, all sodium iodide used by the Company in the manufacture of the bovine teat sanitizer is to be purchased from West Agro at a price not to exceed the price which West Agro charges its largest customers. The Company has been and expects to continue to be able to obtain all materials needed for these purposes without any significant interruption or sudden price increase, although there can be no assurance thereof.

Marketing and Distribution

         In accordance with the marketing and supply agreement signed with West Agro, West Agro is marketing and distributing IodoZyme, and has agreed to market and distribute other potential cleaners, sanitizers and disinfectants covered by the agreement to dairy farms and dairy processing plants on an exclusive basis. The principal market for IodoZyme is dairy farms.

         The Company intends to market and distribute its potential products through others having pre-established marketing and distribution networks pursuant to contractual arrangements such as joint venture, licensing, distribution or similar collaborative agreements. The principal markets for the potential pharmaceutical and healthcare products include hospitals, medical offices, dental offices, dialysis centers, outpatient clinics and nursing homes.

Government Regulation

         The Company's research and development activities and the production and marketing of the Company's current and proposed products are subject to regulation by numerous governmental authorities in the United States and comparable state agencies. Foreign governments also regulate the development, production and marketing of products in their countries. The development, manufacturing and marketing of human pharmaceuticals are subject to regulation in the United States for safety and efficacy by the FDA in accordance with the Federal Food, Drug and Cosmetic Act. There can be no assurances that regulatory approvals or clearances will be obtained for any applications of the Company's technology once developed, that if granted they will not be withdrawn or that other regulatory action might not have an adverse impact on the ability to market the Company's proposed products.

         In the United States, human pharmaceuticals are subject to rigorous FDA regulation including preclinical and clinical testing, The process of completing clinical trials and obtaining FDA approvals for a new drug is likely to take a number of years, requires the expenditure of substantial resources and is often subject to unanticipated delays. There can be no assurance that any proposed product will receive such approval on a timely basis, if at all.

         The steps required before new products for use in humans may be marketed in the United States include (i) preclinical trials, (ii) submission to the FDA of an Investigational New Drug ("IND") application, which must be approved before human clinical trials commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the product, (iv) submission of a New Drug Application ("NDA") for a new drug to the FDA and (v) FDA approval of the NDA prior to any commercial sale or shipment of the product.

         Preclinical tests include laboratory evaluation of product formulation, as well as animal studies (if an appropriate animal model is available) to assess the potential safety and efficacy of the product. Formulations must be manufactured according to cGMP and preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding GLP. The results of the preclinical tests are submitted to the FDA as part of an IND application and are reviewed by the FDA prior to the commencement of human clinical trials. There can be no assurance that submission of an IND application will result in FDA authorization to commence clinical trials. Clinical trials involve the administration of the investigational new drug to healthy volunteers and to patients under the supervision of a qualified principal investigator.

         Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, the investigational new drug usually is administered to healthy human subjects and is tested for safety, dosage, tolerance, absorption, distribution, metabolism, excretion and pharmacokinetics. Phase II involves studies in a limited patient population to
(i) determine the efficacy of the investigational new drug for specific indications, (ii) determine dosage tolerance and optimal dosage and (iii) identify possible adverse effects and safety risks. When an investigational new drug is found to be effective and to have an acceptable safety profile in Phase II evaluation, Phase III trials are undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of the Company's proposed products subject to such testing. Furthermore, the Company or the FDA may suspend clinical trials at any time if the participants are being exposed to an unacceptable health risk. The FDA may deny an NDA if applicable regulatory criteria are not satisfied, require additional testing or information, or require post-marketing testing and surveillance to monitor the safety of the Company's proposed products.

         All data obtained from development programs are submitted as an NDA to the FDA and the corresponding agencies in other countries for review and approval. FDA approval of the NDA is required before marketing may begin in the United States. Although the FDA's policy is to review priority applications within 180 days of their filing, in practice longer times may be required. The FDA frequently requests that additional information be submitted, requiring significant additional review time. Essentially, all proposed products of the Company will be subject to demanding and time-consuming NDA or similar approval procedures in the countries where the Company intends to market its proposed products. These regulations define not only the form and content of the development of safety and efficacy data regarding the proposed product, but also impose specific requirements regarding manufacture of the proposed product, quality assurance, packaging, storage, documentation and record keeping, labeling and advertising and marketing procedures. Effective commercialization also requires inclusion of the Company's proposed products in national, state, provincial or institutional formularies or cost reimbursement systems.

         In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. The Company's research and development involves the controlled use of hazardous materials and chemicals. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company.

         In both domestic and foreign markets, the ability of the Company to commercialize its proposed product candidates will depend, in part, on the availability of reimbursement from third-party payers, such as government health administration authorities, private health insurers and other organizations. Third-party payers are increasingly challenging the price and cost-effectiveness of medical products. There can be no assurance that Symbollon-developed products will be considered cost effective. Significant uncertainty exists as to the reimbursement status of newly-approved medical products. Government and other third-party payers are increasingly attempting to contain medical costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. There can be no assurance that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new therapies. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of the Company's proposed therapeutic products, the market acceptance of these products would be adversely affected.

         There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the medical care system of the United States. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payers for medical goods and services may take in response to any medical reform proposals or legislation. The Company cannot predict the effect medical reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company.

         IodoZyme, the bovine teat dip manufactured by the Company, is subject to regulation by the FDA as an animal drug. Although a lengthy new animal drug application ("NADA") approval process is generally required prior to marketing an animal drug, under regulatory discretion afforded by the FDA, the agency does not currently require manufacturers of bovine teat sanitizers to undergo this process. The only current FDA requirements applicable to teat treatment manufacturers are compliance with the FDA's labeling, establishment registration, drug listing, and manufacturing requirements. The Company believes that it and its subcontractors are in compliance with the current FDA requirements applicable to teat treatment manufacturers. However, in February 1993, the FDA issued draft guidelines setting forth the types of data necessary to demonstrate that a teat treatment is safe for the cow, effective and fulfills human food safety, manufacturing and environmental requirements. Testing of IodoZyme was not conducted in accordance with such guidelines. Future required compliance with these guidelines or other FDA requirements which may be adopted, the probability or scope of which cannot currently be ascertained by the Company, would have a significant adverse effect on the marketing of IodoZyme and, consequently, on the Company's results of operations.

Patents and Proprietary Rights

         The Company considers patent protection of its iodine technology to be critical to its business prospects. The Company currently holds seventeen patents and one additional patent application filed in the United States relating to its technology. In addition, the Company holds patents and has filed a number of patent applications relating to its technology in foreign countries.

                        Listing of United States Patents

 Patent
 Number          Title                                             Issue Date

4,476,108     "Bactericidal Method"                              October 9, 1984

4,937,072     "In Situ Sporicidal Disinfectant"                    June 26, 1990

4,996,146     "Rapid Sterilization Enzymatic Process           February 26, 1991
               with Persistence"

5,055,287     "Methods to Control Color During Disinfecting      October 8, 1991
               Peroxidase Reactions"

5,227,161     "Method to Clean and Disinfect Pathogens on the      July 13, 1993
               Epidermis by Applying a Composition Containing
               Peroxidase, Iodide Compound and Surfactant"

5,370,815     "Viscous Epidermal Cleaner and Disinfectant"      December 6, 1994

5,419,902     "Method for Inactivating Pathogens"                   May 30, 1995

5,629,024     "Method of Forming an Iodine Based                    May 13, 1997
               Germicide Composition"

5,639,481     "Method for the Therapeutic Treatment                June 17, 1997
               of a Mammalian Eye"

5,648,075     "Iodine Based Germicidal Composition"                July 15, 1997

5,772,971     "Iodine-Based Microbial Decontamination System"      June 30, 1998

5,849,291     "Ophthalmic Non-Irritating Iodine Medicament"    December 15, 1998

5,885,592     "Method & Pharmaceutical  Compositions for          March 23, 1999
               Oral  Administration of Molecular Iodine"

5,962,029     "Iodine Germicides that Continuously              November 5, 1999
               Generate Free Molecular Iodine"

Re 36,605     "Reissue of 08/963,900 Method to Clean               March 7, 2000
               and Disinfect Pathogens"

6,261,577     "Non-Staining Topical Iodine Composition"            July 17, 2001

6,248,335     "Stabilized Oral Pharmaceutical Composition          June 19, 2001
               Containing Iodide and Iodate"

         Much of the know-how of importance to the Company's technology and many of its processes are dependent upon the knowledge, experience and skills, which are not patentable, of key scientific and technical personnel. To protect its rights to and to maintain the confidentiality of trade secrets and proprietary information, the Company requires employees, Scientific Advisory Board members, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with the Company. These agreements prohibit the disclosure of confidential information to anyone outside the Company and require disclosure and assignment to the Company of ideas, developments, discoveries and inventions made by such employees, advisors, consultants and collaborators while engaged by the Company. There can be no assurance, however, that these agreements will not be breached or that the Company's trade secrets or proprietary information will not otherwise become known or developed independently by others. Also, to the extent that consultants or other third parties apply technological information independently developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company. The Company is required to pay royalties to a co-inventor on certain patents relating to the Company's technology based on revenues received by the Company from sales of products falling within the scope of such patents.

Competition

         The Company's proposed products and products incorporating the Company's proposed products would compete with many other applications currently on the market. In addition, the Company is aware of other companies engaged in research and development of other novel approaches to applications in some or all of the markets identified by the Company as potential fields of application for its products. Many of the Company's present and potential competitors have substantially greater financial and other resources and larger research and development staffs than the Company. Many of these companies also have extensive experience in testing and applying for regulatory approvals. In addition, colleges, universities, government agencies, and public and private research organizations conduct research and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed, some of which may be directly competitive with that of the Company.

         The Company is aware of one company, Mimetix Inc., which was conducting human clinical trials in the United States and Canada utilizing an iodine-based compound for the treatment of FBD. If Mimetix receives marketing approval for its drug compound prior to Symbollon, it could adversely affect the Company's ability to receive marketing approval, or if approved, the Company's ability to sell its product.

         The bovine teat sanitizer market is currently dominated by iodophor products, which generally compete on the basis of price and the ratio of microbial killing power to total iodine. The Company believes that IodoZyme competes on the basis of its superior convenience and high ratio of killing power to total iodine. Additionally, IodoZyme, manufactured by the Company and sold by West Agro, competes directly with products currently being manufactured and sold by West Agro.

Employees

         As of December 31, 2001, the Company had two employees, both of whom are full-time. The Company has relationships with and from time to time engages the services of university professors and other qualified consultants to assist it in technological research and development. No employee of the Company is currently represented by a labor union. Management considers its employee relations to be good. The Company believes that the future success of the Company is dependent to a significant degree on its being able to continue to attract and retain skilled personnel.

Executive Officers

         The Company's executive officers are:

    Name                      Age            Position with the Company
    ----                      ---            -------------------------

    Jack H. Kessler, Ph.D.    51             Chief Executive Officer, Chief
                                             Scientific Officer, Secretary and
                                             Chairman of the Board of Directors

    Paul C. Desjourdy         40             President, Chief Operating Officer,
                                             Chief Financial Officer, General
                                             Counsel, Treasurer and Director

         Certain biographical information regarding each executive officer of the Company is set forth below:

         Jack H. Kessler, Ph.D., is the founder of the Company and has served as Chief Executive Officer since December 1999, as Chief Scientific Officer, Secretary, and a director since the Company's move to Massachusetts in May 1991, and as Chairman of the Board of Directors since May 1996. Dr. Kessler held the title of Executive Vice-President of the Company from May 1991 to December 1999, and from the Company's formation in Illinois in 1986 until 1991 Dr Kessler was the Company's sole stockholder and served as its sole officer and director. From January 1990 until May 1991, he served as principal systems engineer for Kollsman Manufacturing Company, a diagnostic instrument design and manufacturing company.

         Paul C. Desjourdy has served as President, Chief Operating Officer and General Counsel since December 1999, as Chief Financial Officer since July 1996, as Treasurer from May 1994, and as a director since August 1996. He held the titles of Executive Vice President from July 1996 to December 1999, and Vice-President - Finance and Administration of the Company from September 1993 to June 1996. From September 1989 to September 1993, Mr. Desjourdy, a certified public accountant, was an attorney at the law firm of Choate Hall & Stewart.

         Officers are elected annually and serve at the discretion of the Board of Directors.

Risk Factors
         The following important factors, among others, could cause our performance, achievements and results to differ materially from those we express or suggest in forward-looking statements in this report or in other materials from time to time. Stockholders and prospective investors should carefully consider these risk factors when deciding whether to invest in or hold our common stock.


We expect to incur additional losses in the future that will require us to raise substantial funding

         We have incurred a cumulative operating loss of $8,288,694 through December 31, 2001. Our losses have resulted principally from costs incurred in research and development activities related to our efforts to develop IodoZyme, IoGen and other potential product formulations, and from the associated administrative and patent costs. We expect to incur additional significant operating losses over the next several years and expect cumulative losses to increase substantially due to expanded development efforts, including preclinical and clinical testing. In the next few years, our revenues may be limited to sales of IodoZyme and any amounts received under research or development collaborations that we may establish.

         Based on the current status of our development efforts, we will not receive revenues or royalties from commercial sales of our drugs under development for a significant number of years, if at all. For at least the next few years, we expect our revenues to be less than our expenses. We will therefore need to raise additional funding to sustain our operations. If we fail to achieve profitable operations or raise additional funding to cover losses, we will not be able to sustain operations.

As our corporate licensing relationships are terminated, our revenues significantly decrease

         We generate our revenues from corporate licensing arrangements. In 1999, Oclassen Pharmaceuticals Inc., our development partner, terminated its relationship covering the use of our technology in dermatology. In 2000, Bausch & Lomb Pharmaceuticals, Inc. ("B&L"), our development partner, terminated its relationship covering the use of our technology in ophthalmology. Our only remaining relationship is with West Agro, Inc. They can terminate their collaboration with us at any time. If that happens, and we are not able to enter into new relationships, our revenues for 2002 and beyond will significantly decrease.

We have limited data that IoGen will effectively treat fibrocystic breast disease

         We did not conduct any animal or human studies to evaluate the potential effectiveness of IoGen before launching the Phase II trial. The Phase II clinical trial that we completed in 2000 generated the first data regarding the effectiveness of IoGen. The primary purpose of the Phase II trial was to evaluate the safety of IoGen. We believe that the Phase II data concerning the drug's effectiveness indicate that IoGen can successfully treat FBD, but we need to establish IoGen's effectiveness in two well-controlled clinical trials. We estimate that our investment in the IoGen development program has exceeded $3 million. We expensed these development costs as incurred. If the further clinical trials are not successful, our financial situation may force us to discontinue the IoGen development program.

We lack the resources to conduct the necessary clinical trials required prior to commercial sales of our potential drugs

         Any drug candidates we develop will require significant additional research and development efforts, including extensive preclinical (animal and in vitro data) and clinical testing and regulatory approval, prior to commercial sale. Our only active drug development effort is IoGen. We must pay for all future clinical trials concerning IoGen. Our ability to conduct the necessary clinical trials depends on our generating the resources required to pay for this from future revenues, financings or licensing relationships. We may not be able to generate the necessary financial resources.

We may lose control over development and commercialization of drugs after we license them

         A key element of our strategy has been to fund most of our product development programs through collaborative agreements with major pharmaceutical companies. As part of these licensing relationships we may have to grant to the other party control over the development and commercialization process. For example, a potential corporate partner may be responsible for:

         o conducting preclinical and clinical trials;
         o obtaining required regulatory approvals of drug candidates;
         o manufacturing any resulting products; and
         o commercializing any resulting products.

         The potential corporate partner may not be obligated to develop or commercialize any drug candidates under the collaboration. The potential corporate partner alone could control the amount and timing of resources dedicated by it to the program. Accordingly, the potential corporate partner would control the development program. Moreover, the potential corporate partner may view certain drug candidates developed utilizing Symbollon's technology as competitive with its own drugs or drug candidates. Accordingly, the potential corporate partner may develop its existing or alternative technologies in preference to the drug candidates based on our technology. In addition, the potential corporate partner may have the right to terminate the relationship at any time. Without the involvement of a corporate partner, our limited resources would severely hamper our ability to develop a product.

         IodoZyme's future growth and profitability will depend, in large part, on the success of West Agro's personnel and others conducting marketing efforts on their behalf in fostering acceptance of IodoZyme as an alternative to other available products. West Agro also markets and distributes products which compete directly with IodoZyme.

If we cannot raise additional funds, then we will have to limit our future activities

         We have adequate cash resources to continue our base operations through 2002. However, we do not have significant resources to initiate the IoGen Phase III clinical trials or any other remaining development activities required to commercialize IoGen. We will require substantial additional funds if we are to continue the clinical development of IoGen or pursue the development of additional products. We currently estimate that approximately $20 million will be required over the next three years to complete the clinical development of IoGen.

         We intend to seek additional funds for such future product development through public or private financing or collaborative or other arrangements with corporate partners. We have not been able to enter into a new corporate relationship since 1997. We believe that before we can enter into any significant new relationships, we will have to generate clinical results on our potential drugs. Our limited financial resources may require us to finance the cost of generating these results. During 1999, when we last sought financing, we had difficulty raising funds by selling equity. We obtained stockholder approval to sell up to 1,250,000 shares, with a like number of warrants. We were only able to sell 836,685 shares and warrants.

         Our common stock remains thinly traded. There is very little market support for our common stock. So long as these conditions exist, future financings will continue to be difficult. Ultimately, this could impact the terms and conditions upon which we are able to sell securities and raise funds. If adequate funds are not available when needed, we would be forced to limit the scope of our development or perhaps cease operations.

If a competitive drug is marketed to treat fibrocystic breast disease prior to IoGen, then the potential market opportunity for IoGen will be adversely affected

         The only drug approved by the United States Food and Drug Administration (commonly called FDA) for the treatment of FBD is danazol, a masculinizing hormone. We are aware of one company, Mimetix Inc., that has conducted human clinical trials in the United States and Canada utilizing an iodine-based compound for the treatment of FBD. If Mimetix receives marketing approval for its drug compound before we do, they may achieve a significant competitive advantage through certain marketing exclusivity rights, which could extend up to seven years. This would delay our ability to receive marketing approval.

IodoZyme could become subject to FDA marketing clearance that could affect our ability to market IodoZyme

         Teat sanitizers, although considered animal drugs by the FDA, do not currently require clearance by the FDA prior to marketing. The FDA, however, issued draft guidelines in 1993 governing teat dips and it is possible that if such guidelines are adopted that IodoZyme will require clearance by the FDA in the future. Required compliance with these guidelines or other FDA requirements which may be adopted, would have a significant adverse effect on the marketing of IodoZyme and, consequently, on our results of operations.

We have no marketing experience within our company

         Although we have no present plans to do so, we may, in the future, determine to directly market certain of our proposed products. We have no marketing experience and significant additional capital expenditures and management resources would be required to develop a direct sales force. In the event we elect to engage in direct marketing activities, we might have difficulty obtaining the requisite funds or attracting and retaining the human resources necessary to successfully market any products.

Because our iodine-based products may stain or corrode some surfaces, potential applications for our products may not be possible

         An important aspect of our present and future product candidates is that they must be compatible with the surfaces with which they come into contact. We have ceased efforts to develop products that clean germs from certain medical and dental instruments as a result of staining and corrosion caused by the required concentrations of iodine in the formulations. We continue to investigate the balance between the level of efficacy and the need to avoid staining and corrosion. For any proposed product application, staining or corrosion from a product candidate could be sufficient to limit or forestall regulatory approval or, if approved, could adversely affect market acceptance of such product. We might not be successful in overcoming these staining and corrosion problems.

Our use of hazardous materials in our development and commercial efforts exposes us to material potential liability

         Our manufacturing and development activities involve the controlled use and shipment of hazardous chemicals and other materials. Although we believe that our safety procedures for handling, shipping and disposing of such materials comply with the standards prescribed by federal, state and local regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed the our resources. There can be no assurance that current or future environmental or transportation laws, rules, regulations or policies will not have a material adverse effect on us.

Item 2.  Description of Property

         The Company leases approximately 5,400 square feet of office, research and development and manufacturing space in Framingham, Massachusetts for a current base annual rental of approximately $34,200 increasing $0.25 per square foot each year effective September 1. The lease expires on August 31, 2007. The Company believes that this space is suitable and adequate for its current needs; however, because the existing space has limited in-house manufacturing capacity, additional manufacturing space may be necessary if product volumes increase.

Item 3.  Legal Proceedings

         The Company is not a party to any legal proceedings.

Item 4.  Submission of Matters to a Vote of Security Holders

         No matters were submitted to a vote of security holders during the quarter ended December 31, 2001.

                                     PART II

Item 5.  Market for Common Equity and Related Stockholder Matters

(a)  Price Range of Securities

         The Company's Class A Common Stock trades on the Nasdaq SmallCap Market under the symbol "SYMBA." There can be no assurance that the Company will continue to meet the criteria for continued listing on the Nasdaq SmallCap Market. The following sets forth the high and low sales prices for the Class A Common Stock for each of the quarterly periods during fiscal 2001 and 2000, as reported by Nasdaq.

                       Fiscal 2001                            Fiscal 2000
                    -------------------               --------------------------
                     High         Low                    High              Low
                     ----         ---                    ----              ---

First quarter       $ 5.50      $ 0.75                 $ 14.00           $ 2.25
Second quarter        5.00        2.27                    8.63             4.31
Third quarter         4.58        2.66                   12.06             4.03
Fourth quarter        3.95        1.57                    5.13             1.13

         There are no outstanding shares of the Company's Class B Common Stock.

         As part of terminating its relationship in November 2000 with Symbollon, B&L was required to transfer 482,878 shares of the Company's common stock to Symbollon for no consideration. B&L purchased those shares for $500,000. In August 2001 Symbollon repurchased 93,334 shares of the Company's common stock from B&L for $175,000.

(b)  Approximate Number of Equity Security Holders

         Based upon information supplied by the Company's transfer agent, the Company believes that there were 96 record holders of the Company's Class A Common Stock as of March 18, 2002. Based upon information supplied by the Company's transfer agent, the Company believes that the number of beneficial holders of the Company's Class A Common Stock as of March 18, 2002 is in excess of 1,000.

(c)  Dividends

         The Company has never paid a cash dividend on any class of its common stock and anticipates that for the foreseeable future any earnings will be retained for use in its business and, accordingly, does not anticipate the payment of cash dividends.

Item 6.  Management's Discussion and Analysis or Plan of Operation

         The Company is a development stage company. Since inception of the Company's predecessor in 1986, the Company's efforts have been principally devoted to research and development, securing patent and trademark protection and raising capital, most of which efforts commenced after May 1991. Except for revenue earned since 1995 on sales of IodoZyme, the Company's sole revenue to date has been from licensing arrangements and contract research and development efforts with corporate partners.

         The following discussion contains forward-looking statements which involve risks and uncertainties. See "Special Note Regarding Forward Looking Statements" and "Risk Factors" above in this Annual Report on Form 10-KSB.

Results of Operations

         Fiscal 2001 versus Fiscal 2000

         Symbollon's net loss in fiscal 2001 was $1,377,274, reflecting an increase of $910,623 or 195.1% from a net loss of $466,651 in fiscal 2000. This increased loss resulted primarily from decreased license fee revenue, increased research and development expenses related to the IoGen clinical trials, increased general and administration expenses and decreased interest income.

         Product revenues from sales of IodoZyme decreased by $17,891 or 7.1% from $250,805 in fiscal 2000 to $232,914 in fiscal 2001. Symbollon anticipates that future sales will be consistent with current sales levels.

         Cost of goods sold for IodoZyme decreased by $798 or 0.4% from $178,919 in fiscal 2000 to $178,121 in fiscal 2001. The gross profit margin on product sales decreased from 28.7% in fiscal 2000 to 23.5% in fiscal 2001. The Company anticipates that the gross profit margin in 2002 will remain consistent with 2001.

         Contract revenues were $5,000 in fiscal 2001, compared to none in fiscal 2000. License fee revenues decreased by $500,000 or 100% from $500,000 in fiscal 2000 to none in fiscal 2001. The license fee revenues generated in fiscal 2000 were from the corporate relationship with B&L. In 2000, B&L terminated their research and development contract with Symbollon. Upon termination, B&L was required to transfer 482,878 shares of the Company's common stock to Symbollon for no consideration. B&L purchased those shares in 1997 and 1998 for $500,000 which amount was recognized as license fee income by the Company in 2000. The Company presently does not have any contractual relationships which will generate contract or license fee revenues in 2002.

         Research and development expenses increased by $244,462 or 33.3% from $734,217 in fiscal 2000 to $978,679 in fiscal 2001. The increase resulted from increased development expenses related to the Company's drug candidate for the treatment of FBD, including consulting fees regarding regulatory matters and clinical costs associated with the Company's carcinogenicity dose-ranging study in rodents and manufacturing scale-up activities. The Company anticipates that research and development expenses will decrease in 2002 until the Company is able to secure the resources necessary to continue the clinical development of IoGen.

         General and administrative expenses increased by $96,301 or 20.5% from $470,824 in fiscal 2000 to $567,125 in fiscal 2001. The increase resulted primarily from increased employee salaries and related costs and increased third party fees and services. The Company anticipates that general and administrative expenses in 2002 will remain consistent with 2001.

         The Company's interest income decreased by $57,767 or 34.7% from $166,504 in fiscal 2000 to $108,737 in fiscal 2001. This decrease resulted from a decrease in available funds for investment, coupled with a decrease in the average rate of interest earned throughout 2001.

Financial Condition, Liquidity and Capital Resources

         The Company has funded its activities primarily through proceeds from private and public placements of equity securities. During 1999, the Company sold 836,685 shares of Common Stock, together with warrants for a like number of shares, in a private placement, realizing net proceeds of approximately $1,360,000. During 2000, the Company received net proceeds of approximately $1,761,000 from the exercise of 586,910 warrants issued as part of the 1999 private placement.

         During 2001, the Company continued to incur operating losses and has incurred a cumulative loss through December 31, 2001 of $8,288,694. As of December 31, 2001, the Company had working capital of $1,885,701. The Company believes that it has the necessary liquidity and capital resources to sustain planned operations for fiscal 2002. The Company's planned operations for 2002 include manufacturing IodoZyme, conducting certain limited manufacturing scale-up activities relating to IoGen and securing additional resources to sustain the operations of the Company and to complete the clinical development of IoGen. The Company estimates that it will cost approximately $20 million to complete the clinical development of IoGen. Until the Company secures additional resources, it will not be able to conduct any further significant clinical development of IoGen, including necessary clinical trials or animal toxicity studies that are required to submit IoGen for FDA marketing approval, on which the Company's future is likely dependent. If the Company cannot secure additional resources before existing resources are exhausted, which is estimated to occur by the end of 2003, the Company will have to curtail, or perhaps cease, existing operations.

         The Company's ability to obtain new financing may, in part, be affected by the Company's ability to continue to meet the criteria for continued listing of its securities on the Nasdaq SmallCap Market. Nasdaq's current SmallCap continued listing criteria require, in part, that the Company maintain net tangible assets of at least $2,000,000 (as of November 1, 2002, that the Company maintain stockholders' equity of at least $2,500,000), a minimum bid price of $1.00 per share of common stock and two market makers for its securities. There can be no assurance that in the future the Company will be able to continue to meet the criteria for continued listing of its securities on Nasdaq.

         During 2002, the Company is committed to pay approximately $440,000 as compensation to its current executive officers and approximately $35,000 for lease payments on its facilities. The Company anticipates that the continued clinical development of IoGen that it is planning to undertake even without new financing will cost approximately $250,000 during 2002. The Company plans to incur approximately $30,000 in material capital expenditures for fiscal 2002. At December 31, 2001, the Company had a net operating loss carryforward for federal income tax purposes of approximately $8,040,000 expiring through 2021.

Item 7.  Financial Statements

Report of Independent Certified Public Accountants


Report of Independent Certified Public Accountants

The Board of Directors and Stockholders
Symbollon Pharmaceuticals, Inc.
Framingham, Massachusetts

We have audited the accompanying balance sheets of Symbollon Pharmaceuticals, Inc., formerly Symbollon Corporation (a development stage company), as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from July 15, 1986 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Symbollon Pharmaceuticals, Inc. (a development stage company) at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended and for the period from July 15, 1986 (inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.



Boston, Massachusetts
February 21, 2002



                         Symbollon Pharmaceuticals, Inc.
                          (a Development Stage Company)


                                 Balance Sheets

December 31,                                                                         2001                 2000
------------------------------------------------------------------------------------------------------------------

Assets

Current assets:
   Cash and cash equivalents                                                    $  1,946,486          $ 3,470,682
   Accounts receivable                                                                46,880               81,678
   Inventory (Note 3)                                                                 54,932               93,907
   Prepaid expenses                                                                   59,548               53,709
------------------------------------------------------------------------------------------------------------------

       Total current assets                                                        2,107,846            3,699,976

Equipment and leasehold improvements, net of
  accumulated depreciation and amortization (Note 4)                                  84,530               81,342

Other assets:
   Patent and trademark costs, net of accumulated
     amortization (Note 5)                                                           332,709              277,156
   Deposit                                                                             2,364                2,364
------------------------------------------------------------------------------------------------------------------

                                                                                $  2,527,449          $ 4,060,838
------------------------------------------------------------------------------------------------------------------


                         Symbollon Pharmaceuticals, Inc.
                          (a Development Stage Company)

                                 Balance Sheets
                                   (Continued)

December 31,                                                                         2001                 2000
------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable                                                             $      27,269        $     22,122
   Accrued clinical development expenses                                              168,307             137,754
   Other current liabilities                                                           26,569              64,858
------------------------------------------------------------------------------------------------------------------

       Total current liabilities                                                      222,145             224,734
------------------------------------------------------------------------------------------------------------------

Redeemable common stock, Class A, par value $.001 per share, none and
  93,334 shares issued and outstanding, respectively (aggregate
  involuntary liquidation value $175,000 at December 31, 2000) (Note 6)                     -             175,000
------------------------------------------------------------------------------------------------------------------

Commitments (Notes 6, 7 and 10)

Stockholders' equity (Notes 6 and 7):
   Common stock, Class A, par value $.001 per share, 18,750,000 shares authorized, 4,186,204 and 3,708,309 shares issued and
     outstanding, respectively                                                          4,186               3,708
   Convertible common stock, Class B, par value $.001
     per share, 1,250,000 shares authorized and unissued                                    -                   -
   Preferred stock, par value $.001 per share, 5,000,000 shares
     authorized and unissued                                                                -                   -
   Additional paid-in capital                                                      11,424,372          10,568,816
   Deficit accumulated during the development stage                                (8,288,694)         (6,911,420)
------------------------------------------------------------------------------------------------------------------

                                                                                    3,139,864           3,661,104
   Common stock subscriptions receivable                                             (834,560)                  -
------------------------------------------------------------------------------------------------------------------

       Total stockholders' equity                                                   2,305,304           3,661,104
------------------------------------------------------------------------------------------------------------------

                                                                                $   2,527,449        $  4,060,838
------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


                         Symbollon Pharmaceuticals, Inc.
                          (a Development Stage Company)

                            Statements of Operations


                                                                                                            For the
                                                                                                          Period from
                                                                            Year Ended                   July 15, 1986
                                                                           December 31,                 (Inception) to
                                                                  ---------------------------            December 31,
                                                                   2001                  2000                2001
--------------------------------------------------------------------------------------------------------------------------

Revenue (Note 11):
   Net product sales                                        $   232,914            $  250,805            $   1,949,916
   Contract revenue                                               5,000                     -                  988,713
   License fee revenue                                                -               500,000                3,440,000
--------------------------------------------------------------------------------------------------------------------------

     Total revenue                                              237,914               750,805                6,378,629
--------------------------------------------------------------------------------------------------------------------------

Operating expenses Notes 10 and 12):
   Cost of goods sold                                           178,121               178,919                1,271,092
   Research and development costs                               978,679               734,217                8,637,873
   General and administrative expenses                          567,125               470,824                5,340,870
--------------------------------------------------------------------------------------------------------------------------

     Total operating expenses                                 1,723,925             1,383,960               15,249,835
--------------------------------------------------------------------------------------------------------------------------

Loss from operations                                         (1,486,011)             (633,155)              (8,871,206)

Interest income                                                 108,737               166,504                  938,772

Interest expense and debt issuance costs                              -                     -                 (356,260)
--------------------------------------------------------------------------------------------------------------------------

Net loss                                                    $(1,377,274)           $ (466,651)             $(8,288,694)
--------------------------------------------------------------------------------------------------------------------------

Basic and diluted net loss per share of
  common stock (Note 8)                                     $      (.33)           $     (.12)
--------------------------------------------------------------------------------------------------------------------------

Weighted average number of common shares
  outstanding - basic and diluted                             4,215,272             3,825,100
--------------------------------------------------------------------------------------------------------------------------


See accompanying notes to financial statements.


                         Symbollon Pharmaceuticals, Inc.
                          (a Development Stage Company)

                       Statements of Stockholders' Equity
                                    (Note 6)

                                                                 Common Stock
                                                                $.001 Par Value                       Deficit
                                        Preferred Stock  ------------------------------              Accumulated    Common
                                        $.001 Par Value    Class A         Class B      Additional   During the      Stock
                                        ---------------  -------------    -------------   Paid-in    Development Subscriptions
                                        Shares Amount    Shares Amount    Shares Amount   Capital      Stage       Receivable  Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1992, consisting
 of net losses from July 15, 1986
 (inception) through December 31, 1991       - $   -         - $    -         - $    - $        - $  (143,451) $       - $ (143,451)
  Merger and recapitalization, May 1991:
   Issuance of new shares of
    Symbollon Corporation                    -     -         -      -   831,316    831      9,169           -          -     10,000
  Contribution of shares to the
   Company, September                        -     -         -      -   (41,565)   (42)        42           -          -          0
  Issuances of shares                        -     -         -      -   425,251    426    299,574           -          -    300,000
  Net loss for the year                      -     -         -      -         -      -          -    (207,457)         -   (207,457)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1992                   -     -         -      - 1,215,002  1,215    308,785    (350,908)         -    (40,908)
  Issuance of shares, June                   -     -         -      -    34,998     35    104,965           -          -    105,000
  Capital contribution as of July            -     -         -      -         -      -    100,000           -          -    100,000
  Warrants issued with bridge
   financing                                 -     -         -      -         -      -     25,000           -          -     25,000
  Public offering, December:
   Issuance of shares                        -     - 1,000,000  1,000         -      -  5,999,000           -          -  6,000,000
   Costs of offering                         -     -         -      -         -      - (1,244,133)          -          - (1,244,133)
   Sale of unit purchase option              -     -         -      -         -      -        100           -          -        100
  Net loss for the year                      -     -         -      -         -      -          -  (1,186,132)         - (1,186,132)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993                   -     - 1,000,000  1,000 1,250,000  1,250  5,293,717  (1,537,040)         -  3,758,927
  Issuance of over-allotment units
   of public offering                        -     -   150,000    150         -      -    899,850           -          -    900,000
  Additional public offering costs           -     -         -      -         -      -    (99,369)          -          -    (99,369)
  Net loss for the year                      -     -         -      -         -      -          -  (1,516,913)         - (1,516,913)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                   -     - 1,150,000  1,150 1,250,000  1,250  6,094,198  (3,053,953)         -  3,042,645
  Warrant conversion, July - August          -     -    77,920     78         -      -    629,126           -          -    629,204
  Conversion of Class B to Class A           -     -    35,287     35   (35,287)   (35)         -           -          -          -
  Stock purchase plan sales                  -     -     2,216      2         -      -      9,415           -          -      9,417
  Net loss for the year                      -     -         -      -         -      -          -  (1,373,711)         - (1,373,711)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995                   - $   - 1,265,423 $1,265 1,214,713 $1,215 $6,732,739 $(4,427,664) $       - $2,307,555
------------------------------------------------------------------------------------------------------------------------------------




                         Symbollon Pharmaceuticals, Inc.
                          (a Development Stage Company)

                       Statements of Stockholders' Equity
                                    (Note 6)
                                   (Continued)


                                                                Common Stock
                                                               $.001 Par Value                      Deficit
                                      Preferred Stock  ------------------------------             Accumulated    Common
                                      $.001 Par Value     Class A          Class B    Additional  During the      Stock
                                      ---------------  -------------    -------------   Paid-in   Development  Subscription
                                      Shares Amount    Shares Amount    Shares Amount   Capital      Stage      Receivable    Total
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995                - $   -  1,265,423 $1,265  1,214,713 $ 1,215 $6,732,739 $(4,427,664) $       - $2,307,555
   Issuance of preferred stock,
    August                          444,444   444          -      -          -       -    499,555           -          -    499,999
   Conversion of Class B to
    Class A                               -     -     18,438     19    (18,438)    (19)         -           -          -          -
   Stock purchase plan sales              -     -      4,392      4          -       -      7,943           -          -      7,947
   Reduction of warrant conversion
    costs                                 -     -          -      -          -       -     33,116           -          -     33,116
   Net loss for the year                  -     -          -      -          -       -          -    (905,415)         -   (905,415)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996          444,444   444  1,288,253  1,288  1,196,275   1,196  7,273,353  (5,333,079)         -  1,943,202
   Conversion of preferred stock,
    May                            (444,444) (444)   444,444    444          -       -          -           -          -          -
   Conversion of Class B to
    Class A                               -     -  1,180,537  1,180 (1,180,537) (1,180)         -           -          -          -
   Stock purchase plan sales              -     -      3,052      4           -      -      3,738           -          -      3,742
   Issuance costs of redeemable
     common stock, August                 -     -          -      -           -      -    (25,000)          -          -    (25,000)
   Net income for the year                -     -          -      -           -      -          -     511,464          -    511,464
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997                -     -  2,916,286  2,916      15,738     16  7,252,091  (4,821,615)         -  2,433,408
   Stock purchase plan sales              -     -      3,500      4           -      -      2,621           -          -      2,625
   Net loss for the year                  -     -          -      -           -      -          -    (892,750)         -   (892,750)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998                -     -  2,919,786  2,920      15,738     16  7,254,712  (5,714,365)         -  1,543,283
   Stock purchase plan sales              -     -      2,940      3           -      -      4,767           -          -      4,770
   Reclass of redeemable common stock,
    March                                 -     -    482,878    483           -      -    499,517           -          -    500,000
   Issuance of shares, October            -     -    836,685    836           -      -  1,355,171           -          -  1,356,007
   Forfeiture of restricted shares,
    December                              -     -   (684,950)  (685)    (15,050)   (15)       700           -          -          -
   Net loss for the year                  -     -          -      -           -      -          -    (730,404)         -   (730,404)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999                - $   -  3,557,339 $3,557         688 $    1 $9,114,867 $(6,444,769) $       - $2,673,656
------------------------------------------------------------------------------------------------------------------------------------




                         Symbollon Pharmaceuticals, Inc.
                          (a Development Stage Company)

                       Statements of Stockholders' Equity
                                    (Note 6)
                                   (Continued)


                                                                Common Stock
                                                               $.001 Par Value                      Deficit
                                      Preferred Stock  ------------------------------             Accumulated    Common
                                      $.001 Par Value     Class A          Class B    Additional  During the      Stock
                                      ---------------  -------------    -------------   Paid-in   Development  Subscription
                                      Shares Amount    Shares Amount    Shares Amount   Capital      Stage      Receivable    Total
------------------------------------------------------------------------------------------------------------------------------------


Balance, December 31, 1999                - $   -  3,557,339 $3,557         688 $   1  $9,114,867 $(6,444,769) $       - $2,673,656
   Issuance of shares, August             -     -    586,910    587           -     -   1,760,143           -          -  1,760,730
   Conversion of Class B to Class A       -     -        688      1        (688)   (1)          -           -          -          -
   Stock purchase plan sales              -     -      2,000      2           -     -       4,748           -          -      4,750
   Forfeiture of restricted shares,
    November                              -     -   (482,878)  (483)          -     -    (499,517)          -          -   (500,000)
   Option exercise, February-August       -     -     44,250     44           -     -     188,575           -          -    188,619
   Net loss for the year                  -     -          -      -           -     -           -    (466,651)         -   (466,651)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2000                - $   -  3,708,309 $3,708           - $   - $10,568,816 $(6,911,420) $       - $3,661,104
   Stock purchase plan sales              -     -      1,000      1           -     -       1,499           -          -      1,500
   Option exercise, January-November      -     -    476,895    477           -     -     854,057           -   (834,560)    19,974
   Net loss for the year                  -     -          -      -           -     -           -  (1,377,274)         - (1,377,274)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2001                - $   -  4,186,204 $4,186           - $   - $11,424,372 $(8,288,694) $(834,560) $2,305,304
------------------------------------------------------------------------------------------------------------------------------------

                                 See accompanying notes to financial statements.



                         Symbollon Pharmaceuticals, Inc.
                          (a Development Stage Company)

                            Statements of Cash Flows




                                                                                                           For the
                                                                                                         Period from
                                                                                Year Ended              July 15, 1986
                                                                               December 31,             (Inception) to
                                                                        ------------------------         December 31,
                                                                         2001               2000             2001
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net loss                                                       $(1,377,274)        $ (466,651)          $(8,288,694)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
     Depreciation and amortization                                     43,826             42,630               562,191
     Amortization of debt issuance costs                                    -                  -               130,000
     Loss on disposition of equipment and patents                           -                  -                38,717
     License fees recognized for common stock forfeiture                    -           (500,000)             (675,000)
     Changes in operating assets and liabilities:
       Restricted cash                                                      -             52,615                     -
       Accounts receivable                                             34,798             (9,663)              (46,880)
       Inventory                                                       38,975              2,447               (54,932)
       Prepaid expenses                                                (5,839)               508               (59,548)
       Accounts payable and other current liabilities                  (2,588)          (287,189)              279,320
------------------------------------------------------------------------------------------------------------------------------------
         Net cash used in operating activities                     (1,268,102)        (1,165,303)           (8,114,826)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Purchase of equipment and leasehold improvements                   (27,787)           (20,123)             (416,299)
   Patent and trademark cost additions                                (74,781)           (69,812)             (613,149)
   Proceeds from sale of equipment                                          -                  -                11,300
   Deposit                                                                  -                  -                (2,364)
------------------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                       (102,568)           (89,935)           (1,020,512)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Issuance of common stock                                             1,500          1,765,480            11,815,692
   Redemption of common stock                                        (175,000)                 -              (175,000)
   Warrant and option exercise                                         19,974            188,619               208,594
   Borrowings from stockholders                                             -                  -               253,623
   Repayment of borrowings from stockholders                                -                  -              (127,683)
   Sale of option to purchase units                                         -                  -                   100
   Public offering costs                                                    -                  -            (1,343,502)
   Issuance of preferred stock                                              -                  -               450,000
------------------------------------------------------------------------------------------------------------------------------------
         Net cash (used in) provided by financing activities         (153,526)         1,954,099            11,081,824
------------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents               (1,524,196)           698,861             1,946,486

Cash and cash equivalents, beginning of period                      3,470,682          2,771,821                     -
------------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                          $ 1,946,486         $3,470,682           $ 1,946,486
------------------------------------------------------------------------------------------------------------------------------------

Supplemental information:

   During 2001, the Company issued 462,895 shares of its Class A common stock for a subscription receivable of $834,560.
   There were no payments made for interest or income taxes during 2001 or 2000.

See accompanying notes to financial statements.


                         Symbollon Pharmaceuticals, Inc.
                          (a development stage company)

                          Notes to Financial Statements



1. Description of   Symbollon  Pharmaceuticals, Inc. (formerly  Symbollon
   Business and     Corporation) was formed to develop and commercialize
   Basis of         proprietary iodine-based products for infection control
   Presentation     and treatment in biomedical and bioagricultural
                    industries. The Company is in the development stage and its efforts since inception have been principally devoted to research and development, securing patent and trademark protection and raising capital.

                    The success of future operations is subject to a number of risks similar to those of other companies in the same stage of development. Principal among these risks are the Company's cumulative operating losses, no assurance of profitable future operations, early state of market development, competition from substitute products or larger companies, dependence on key personnel and the uncertainty of additional future financing as needed.


2. Summary of
   Significant
   Accounting
   Policies

   Use of           The  preparation of financial statements in conformity  with
   Estimates        generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash Equivalents Cash equivalents include short-term, highly liquid investments with maturities of less than three months when acquired.

   Concentration    The Company has very few  customers.  Customers' financial of Credit Risks  condition is reviewed on an ongoing basis, and collateral is not required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

   Inventory        Inventory is stated at the lower of cost (determined on a
                    first-in,  first-out basis) or market.

2. Summary of
   Significant
   Accounting
   Policies
   (Continued)

   Long-Lived       The Company follows the provisions of Statement of
   Assets           Financial Accounting Standards ("SFAS") No. 121, "Accounting
                    for the Impairment of Long-Lived Assets and Assets to be Disposed of," which establishes accounting standards for the impairment of long-lived assets and certain identifiable intangibles to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of.

                    The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell.

   Depreciation     Equipment is stated at cost and is depreciated  over its
   and              estimated  useful life using the  straight-line  method.
   Amortization     Leasehold  improvements  are stated at cost and are being
                    amortized by the straight-line method over the term of the lease which is less than their estimated useful lives.

                    Patent and trademark costs are being amortized over their estimated useful lives of 15-17 years by the straight-line method.

   Income Taxes     The Company  follows the  liability  method of accounting
                    for income taxes, as set forth in SFAS No. 109, "Accounting For Income Taxes." Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amount and the tax basis of assets and liabilities. The Company records a valuation allowance against deferred tax assets unless it is more likely than not that such asset will be realized in future periods.

   Fair value       The carrying amounts of cash and cash equivalents, accounts
   of               receivable, other current assets and accounts payable
   Financial        approximate fair value based on their short-term maturities.
   Instruments

2. Summary of
   Significant
   Accounting
   Policies
   (Continued)

   Revenue          The   Company's   contract  and license  fee   revenues  are
   Recognition      based  on  fixed fee arrangements.  Revenues are  recognized when all of the Company's obligations under its research and licensing agreements have been performed and collectibility is assured. Product sales are recognized upon shipment.

   Research and     Research and development costs are expensed as incurred.
   Development

   Stock-Based      The Company  follows the  provisions of SFAS  No. 123,
   Compensation     "Accounting for Stock-Based Compensation."  The Company  has
                    elected to continue to account for stock options at their intrinsic value with disclosure of the effects of fair value accounting on net loss and loss per basic and diluted share of common stock on a pro forma basis.

   Loss Per Share   The Company  follows SFAS No. 128,  "Earnings
                    per Share." Under SFAS No. 128, basic earnings per share excludes the effect of any dilutive options, warrants or convertible securities and is computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding for the period.
                    Diluted earnings per share is computed by dividing the net loss available to common shareholders by the sum of the weighted average number of common shares and common share equivalents computed using the average market price for the period under the treasury stock method.

   Recent           In June  2001,  the  Financial  Accounting  Standards
   Accounting       Board   issued   SFAS   No.   141,       "Business
   Standards        Combinations" ("SFAS 141"), and No. 142, "Goodwill and Other
                    Intangible  Assets" ("SFAS 142"). SFAS 141 requires
                    companies to use the purchase  method of accounting  for all business  combinations  initiated  after June 30, 2001,  and
                    establishes   specific   criteria  for  the  recognition  of
                    intangible  assets   separately  from  goodwill.   SFAS  142
                    addresses   the   accounting   for  acquired   goodwill  and
                    intangible assets. Goodwill and indefinite-lived intangible assets will no longer be amortized and will be tested for impairment at least annually. The provisions of SFAS 142 will be effective for the Company in fiscal year 2002.
                    Goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the non-amortization and amortization provisions of this statement.

2. Summary of
   Significant
   Accounting
   Policies
   (Continued)

   Recent           Historically,  the Company  has not had  goodwill or
   Accounting       acquired other intangible assets.  Accordingly, the Company
   Standards        does not expect  adoption of these new standards
   (Continued)      to affect  its financial  statements as they relate
                    to previous transactions. However, these new standards will affect the accounting for any business combinations initiated after June 30, 2001.

                    In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed Of' and APB Opinion No. 30 "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the Disposal of a Segment of a Business". SFAS 144 becomes effective for fiscal years beginning after December 15, 2001. The Company expects to adopt SFAS 144 in the first quarter of fiscal 2002 and does not expect it to have a material effect on the Company's financial statements.

3. Inventory        Inventory consists of the following:

                    December 31,                      2001               2000
                    -----------------------------------------------------------

                    Raw materials                 $ 51,107           $ 54,927
                    Finished goods                   3,825             38,980
                    -----------------------------------------------------------

                                                  $ 54,932           $ 93,907
                    -----------------------------------------------------------

4. Equipment and    Equipment and leasehold improvements are stated at cost and
   Leasehold        consist of the following:
   Improvements
                    December 31,                      2001               2000
                    ------------------------------------------------------------

                    Equipment and fixtures       $ 216,286         $  204,806

                    Leasehold improvements          63,146             61,811
                    ------------------------------------------------------------

                                                   279,432            266,617
                    Less accumulated depreciation
                     and amortization              194,902            185,275
                    ------------------------------------------------------------

                    Equipment and leasehold
                     improvements, net           $  84,530         $   81,342
                    ------------------------------------------------------------


5. Patent and       Patent and trademark costs consist of the following:
   Trademark
   Costs
                    December 31,                     2001               2000
                    ------------------------------------------------------------

                    Patent costs                $ 379,836         $  305,055
                    Trademark costs                 2,444              2,444
                    ------------------------------------------------------------

                                                  382,280            307,499

                    Less accumulated
                     amortization                  49,571             30,343
                    ------------------------------------------------------------

                    Patent and trademark
                     costs, net                 $ 332,709         $  277,156
                    ------------------------------------------------------------


6. Stockholders'
   Equity

   Class A and      The  Company has issued both Class A and Class B
   Class B          common  stock.  The Class A and Class B  common stock
   Common  Stock    are  substantially  identical except that holders of Class A common stock have the right to cast one vote for each share held and the Class B shareholders have the right to cast five votes for each share held. As of December
                    31, 2001, there were no shares of Class B common stock issued and outstanding.

6. Stockholders'
   Equity
   (Continued)

   Redeemable       During  1997,   the  Company   entered  into  a
   Common Stock     Collaboration  and License  Agreement and a
   and              Stock   Purchase   Agreement  (the   "Agreements")   with  a
   Common   Stock   pharmaceutical   company   related   to   the
   Forfeitures      development of an ophthalmology  product. Under the terms of
                    the  Agreements,   the    pharmaceutical  company
                    purchased a total of 669,545  shares of  redeemable  Class A common stock for $850,000,  subject to various restrictions.
                    The  Company  was  required to redeem such shares if certain
                    cash  flow   levels   were   achieved.   Additionally,   the
                    pharmaceutical company could return the Class A common stock to the Company in exchange for required milestone  payments.
                    On August  4,  1999,  the  pharmaceutical  company  returned
                    93,333  of these  shares  in  consideration  for a  $175,000 milestone payment due on that date. On August 1, 2001, the Company redeemed the remaining 93,334 of these shares for $175,000.

                    During 1999, 482,878 of the redeemable common stock shares were reclassified from redeemable common stock to Class A common stock since such shares no longer had mandatory redemption conditions. During 2000, the Collaboration and License Agreement was amended to extend the pharmaceutical company's required 2000 milestone payment and on November 14, 2000 the pharmaceutical company elected to terminate the Collaboration and License Agreement with the Company. Upon termination, the pharmaceutical company was required to return the 482,878 shares of the restricted Class A common stock as a termination fee. The returned Class A common stock shares were cancelled and the consideration originally paid of $500,000 was recognized as license fee revenue in the accompanying statements of operations for the year ended December 31, 2000.

   Common Stock     In fiscal 1999, the Company raised net proceeds
   Purchase         of $1,356,007 in connection with a private
   Warrants         placement  equity  offering.  The offering  consisted of the sale of 836,685 units, at a price of $1.75 with each unit consisting of one share of the Company's Class A common stock and one redeemable common stock warrant. In addition, the Company issued to the placement agent 60,940 warrants having terms similar to the common stock warrant issued with each unit. In August 2000, the warrant holders purchased
                    586,910 shares of Class A common stock at $3.00 per share in accordance with the terms of the warrants.

6. Stockholders'
   Equity
   (Continued)

   Common Stock     The holders of the remaining  310,715  warrants
   Purchase         are  entitled  to purchase  one share of
   Warrants         Class A common stock for each  warrant at an exercise  price
   (Continued)      per  share of $5.00 if   exercised  on or before
                    August 10, 2002, or $6.00 from August 11, 2002 to August 10,
                    2003. Warrants may be redeemed by the Company at $0.01 per warrant in the event that the average closing bid price as quoted by Nasdaq (the average last reported sales price if then listed on any national securities exchange) of Class A common stock over twenty successive trading days is equal to or greater than $7.00 on or before August 10, 2002, or $8.00 from August 11, 2002 to August 10, 2003, subject to the holder's right to exercise. The warrants will expire on August 10, 2003.

   Common  Stock    In  January  2001,  certain  officers  of the
   Subscriptions    Company  entered  into  Promissory  Notes and
   Receivable       Pledge  Agreements  (the "Notes") with the Company  totaling
                    $834,560 in exchange for   462,895 shares of Class
                    A common stock acquired through the exercise of vested stock options. The Notes bear interest at a fixed rate of 5.61% and are due in full on December 31, 2005. The Notes are collateralized by the 462,895 shares of Class A common stock and the Company has full recourse to pursue collection in the event of default. The Company's recourse may be limited to the pledged stock in the event that the officer is no longer employed with the Company and if the then market value of the pledged stock is less than the outstanding principal and accrued but unpaid interest on the officer's
                    Note.

7. Stock Plans      The Company has adopted  three stock plans: a stock option plan, an employee stock purchase plan and a nonemployee directors' stock option plan.

                    The stock option plan provides for the grant of incentive stock options, nonqualified stock options and stock appreciation rights. At December 31, 2001 the Company has reserved 1,600,000 shares for issuance under this plan.

                    The employee stock purchase plan provides for the purchase of Class A common stock at 85 percent of the fair market value at specific dates, to encourage stock ownership by all eligible employees. At December 31, 2001, the Company has reserved 200,000 shares for purchase under this plan. During the years ended December 31, 2001 and 2000, the Company issued 1,000 and 2,000 shares, respectively, under the stock purchase plan.

7. Stock  Plans     On May 17,  1995  the  Company  adopted  a
   (Continued)      nonemployee  directors'    stock option plan that
                    provides  for  the  grant  of  nonstatutory   stock  options
                    automatically on January 1 of each calendar year commencing on January 1, 1996. The Company has reserved 100,000 shares for issuance under the plan. Each outside director shall be granted an option to purchase 2,500 shares of Class A common stock at fair market value, vesting 50% on each of the first two anniversaries of the grant.

                    Under the above plans 485,842 shares are available for future grant or purchase.

                    The Company had the following option activity under the stock option plan and the nonemployee directors' stock option plan in 2001 and 2000:

                                                                    Weighted -
                                                                     Average
                                                                  Exercise Price
                                                      Shares        Per Share
                    ------------------------------------------------------------

                    Balance, December 31, 1999     1,120,645           $3.80
                     Granted                         330,000            1.98
                     Exercised                       (44,250)           4.26
                     Cancelled                       (14,500)           2.27
                    ------------------------------------------------------------

                    Balance, December 31, 2000     1,391,895            2.68
                     Granted                           7,500            1.61
                     Exercised                      (476,895)           1.79
                     Cancelled                       (49,500)           2.93
                    ------------------------------------------------------------

                    Balance, December 31, 2001       873,000           $4.15
                    ------------------------------------------------------------

7. Stock Plans      All options outstanding at December 31, 2001 are categorized
   (Continued)      by the following ranges in the table below:

                                                        Weighted-
                                    Weighted -           Average
                                     Average           Remaining
                       Share         Exercise          Contractual    Number of
                    Price Range        Price           Life (years)     Shares
                    ------------------------------------------------------------

                    $1.02 to $4.00      $1.99              8.0          510,500
                    $4.00 to $9.06      $7.25              3.0          362,500
                                                                        -------
                                                                        873,000
                                                                        -------

                    All options exercisable at December 31, 2001 are categorized by the following ranges in the table below:

                                                         Weighted-
                                     Weighted -           Average
                                      Average           Remaining
                       Share          Exercise          Contractual   Number of
                    Price Range         Price           Life (years)     Shares
                    ------------------------------------------------------------

                    $1.02 to $4.00      $1.97              7.3          263,000
                    $4.00 to $9.06      $6.34              3.0          240,000
                                                                        -------
                                                                        503,000
                                                                        -------

   Stock Based      The  Company   accounts  for  its  stock-based
   Compensation     compensation  plan using the  intrinsic  value
                    method. Accordingly, there was no compensation expense recognized in 2001 or 2000. If the Company had elected to recognize compensation cost for the plans based on the fair value at the grant date for awards granted under the plans, consistent with the method prescribed by SFAS No. 123, the net loss per share would have been changed to the pro forma amounts indicated below:

7. Stock Plans
   (Continued)

   Stock Based
   Compensation     Year ended December 31,            2001                2000
   (Continued)      ------------------------------------------------------------

                    Net loss       As reported    $(1,377,274)    $   (466,651)
                                   Pro forma      $(1,641,799)    $   (677,037)

                    Basic and      As reported    $      (.33)    $      (.12)
                     diluted net   Pro forma      $      (.39)    $      (.18)
                     loss per share
                     of common stock

                    The  fair  value  of the  Company's  stock  options  used to compute the pro forma net loss and net loss per share disclosures is the estimated value at grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2001 and 2000, respectively: dividend yield of 0% for both years; expected volatility of 70% and 46%; a risk-free interest rate of between 4.49% and 4.72% and 4.60% and 5.25% and an expected holding period of 2 to 9 years and 7 to 10 years, respectively.

                    The weighted-average fair value of options granted during the years ended December 31, 2001 and 2000 was $1.61 and $1.06 per share, respectively.

8. Loss Per Share   The  Company's  basic and diluted net loss
                    per share of common stock for the years ended December 31, 2001 and 2000 is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

                    The following table summarizes securities that were outstanding as of December 31, 2001 and 2000 but not included in the calculation of diluted net loss per share because such shares are antidilutive:

                    December 31,                     2001                2000
                    ------------------------------------------------------------

                    Stock options                 873,000           1,391,895
                    Stock warrants                310,715             310,715

9. Income Taxes     Deferred  income taxes reflect the impact of
                    "temporary  differences"  between  the  amount of assets and
                    liabilities  for  financial   reporting  purposes  and  such
                    amounts as measured by tax laws and regulations. Deferred tax assets are comprised of the following:

                    December 31,                      2001                2000
                    ------------------------------------------------------------

                    Tax credits               $    363,000       $     314,000
                    Net operating
                      loss carryforwards         3,217,000           2,667,000
                    ------------------------------------------------------------

                    Gross deferred tax asset     3,580,000           2,981,000

                    Deferred tax assets valuation
                      allowance                 (3,580,000)         (2,981,000)
                    ------------------------------------------------------------

                    Net deferred tax assets   $          -       $           -
                    ------------------------------------------------------------

                    As of December 31, 2001 and 2000, the deferred tax assets have been fully offset by valuation allowances, since the realization of such amounts is uncertain.

                    As of December 31, 2001, the Company has net operating loss carryforwards totaling approximately $8,040,000. The amount of the net operating loss carryforwards which may be utilized in any future period may be subject to certain limitations, based upon changes in the ownership of the Company's common stock.

9. Income Taxes     The following is a breakdown of the net operating loss
   (Continued)      expiration period:

                                                                    Amount of
                    Expiration Date                               Remaining NOL
                    ------------------------------------------------------------
                    2008                                          $    743,000
                    2009                                             1,514,000
                    2010                                             1,374,000
                    2011                                               921,000
                    2018                                               900,000
                    2019                                               739,000
                    2020                                               476,000
                    2021                                             1,373,000
                    ------------------------------------------------------------

                                                                  $  8,040,000
                    ------------------------------------------------------------

                    In addition, the Company has available tax credit carryforwards (adjusted to reflect provisions of the Tax Reform Act of 1986) of approximately $363,000, which are available to offset future taxable income and income tax liabilities, when earned or incurred. These amounts expire in various years through 2021.

10. Commitments

    Facilities      The Company leases its research  facilities
    Lease           under an operating  lease that expires  August 31, 2007. The lease requires payment of real estate taxes and other common area maintenance expenses. Rent expense for the years ended
                    December  31,  2001 and 2000 was  approximately  $33,000 and
                    $32,000, respectively.

                    Future minimum rental payments due are as follows:

                    Year ending December 31,                           Total
                    ------------------------------------------------------------

                    2002                                            $  34,000
                    2003                                               36,000
                    2004                                               37,000
                    2005                                               38,000
                    2006                                               40,000
                    2007                                               27,000
                    ------------------------------------------------------------

                                                                    $ 212,000
                    ------------------------------------------------------------

10. Commitments
    (Continued)

    Employment      The Company has employment  agreements  with its
    Agreements      principal  officers  providing for    minimum base
                    compensation  and  severance  pay which expire  December 31,
                    2005.  For the years ended  December 31, 2001 and 2000,  the aggregate  amount paid under these  agreements  was $440,000
                    and  $345,000,   respectively.   The  employment  agreements
                    provide for inflationary adjustments and are subject to other increases based on the Board of Directors' approval.
                    Minimum amounts to be paid under these agreements total approximately $440,000 per year.

    Royalty         A  royalty  agreement  with  one  of the
    Agreement       inventors who assigned  certain patent rights to the Company
                    provides  for  royalties   based  on  a  percentage  of  the
                    licensing  revenues  received by the Company  from  products
                    falling  within  the  scope  of  the  patent   rights.   The
                    percentage varies from 1.5% to 5% depending on the gross revenues received, with maximum royalty payments under the agreement not to exceed $2,884,000. Through December 31, 2001 no royalties have been earned under this agreement.

    Consulting      The Company has entered into various  scientific
    Agreements      advisory and consulting agreements  to support its
                    development  activities.  These agreements  generally expire over several future years.  Amounts charged to operations in
                    connection  with  these   agreements  for  the  years  ended
                    December  31,  2001  and  2000  amounted  to   approximately
                    $149,900 and $141,900, respectively. The Company expects to incur similar or higher expenses in future years.

    Finder's        The Company has entered  into an agreement to
    Fees            pay a finder's fee for agreements  entered into with certain companies for investment or revenue purposes. The finder's fee is based on a percentage of the investment or revenue up to a maximum of $150,000 with increases if more than one product is commercialized under the agreements.

    Employee        Effective  January 1, 1999,  the  Company
    Benefit         established  a  Savings   Incentive   Match  Plan    for
    Plan            Employees  of Small  Employers  (SIMPLE)  IRA plan  covering substantially  all  of  its  employees.  The  Company  makes contributions  to the plan at the discretion of the Board of
                    Directors  based upon a percentage of employee  compensation as  provided  by  the  terms  of  the  plan.  The  Company's contribution to the plan amounted to  approximately  $14,200 and $14,900 for the years ended December 31, 2001 and 2000, respectively.

11. Major           Through  December 31, 2001, the Company
    Customers       has  generated  its revenue from a small number of customers and collaborative agreements. Revenues from major customers were generated as follows:

                                                        Net
                                                      Product          Contract
                    Year ended December 31, 2001       Sales            Revenue
                    ------------------------------------------------------------

                    Customer A                   $  232,914             $     -
                    Customer C                            -               5,000
                    ------------------------------------------------------------

                                                 $  232,914             $ 5,000
                    ------------------------------------------------------------

                                                       Net              License
                                                     Product              Fee
                    Year ended December 31, 2000      Sales             Revenue
                    ------------------------------------------------------------

                    Customer A                   $  250,805          $        -
                    Customer B                            -             500,000
                    ------------------------------------------------------------

                                                 $  250,805          $  500,000
                    ------------------------------------------------------------

                    In  November,  2000,  the  Company's  collaborative  product
                    development   agreement   with  Customer  B  related  to  an
                    ophthalmology product was terminated (see Note 6).

                    For the years ended December 31, 2000 and 2001, all net product sales were from a customer based in the United States.


12. Related         A  member  of the  board  of  directors
    Party           provides legal services to the Company. Amounts
    Transactions    paid for legal  services  rendered by the  director,  either individually  or  through  his firm,  totaled  approximately
                    $103,000 and $84,000 for the years ended December 31, 2001 and 2000, respectively.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         None.


                                    PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons, Compliance with Section 16(a) of the Exchange Act

         The Company incorporates herein by reference the information appearing under the caption "Board of Directors" in the Company's definitive Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Company's 2002 Annual Meeting of Stockholders.

         Information concerning executive officers of the Company is contained in Part I of this report under the caption "Executive Officers."

Item 10.  Executive Compensation

         The Company incorporates herein by reference the information appearing under the caption "Executive Compensation" in the Company's definitive Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Company's 2002 Annual Meeting of Stockholders.

Item 11.  Security Ownership of Certain Beneficial Owners and Management

         The Company incorporates herein by reference the information appearing under the caption "Principal Stockholders" in the Company's definitive Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Company's 2002 Annual Meeting of Stockholders.

Item 12.  Certain Relationships and Related Transactions

         The Company incorporates herein by reference the information appearing under the caption "Certain Transactions" in the Company's definitive Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Company's 2002 Annual Meeting of Stockholders.

Item 13.  Exhibits and Reports on Form 8-K

         (a)  Exhibits

         See Index to Exhibits on Page E-1. Compensatory plans and arrangements required to be filed as exhibits are as follows:

         1        1993 Stock Option Plan, as amended.

         2 Form of Stock Option Agreement to be entered into between the Company and each option holder.

         3        1994 Employee Stock Purchase Plan.

         4        1995 Non-Employee Directors' Stock Option Plan.

         5 Employment Agreement, dated December 14, 1999, between the Company and Dr. Jack H. Kessler.

         6 Employment Agreement, dated December 14, 1999, between the Company and Paul C. Desjourdy.

         (b)  Reports on Form 8-K

         No reports on Form 8-K were filed during the last quarter of the year ended December 31, 2001.

                                   SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            SYMBOLLON PHARMACEUTICALS, INC.

                                            By:   /s/ Paul C. Desjourdy
                                                ---------------------------
                                                Paul C. Desjourdy
                                                President

Date: March 27, 2002

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

   Signature                 Title                                     Date

 /s/ Jack H. Kessler        Chief Executive Officer,              March 27, 2002
----------------------      Chief Scientific Officer,
  Jack H. Kessler           Secretary and Chairman
                            of the Board of Directors
                            (Principal Executive Officer)

 /s/ Paul C. Desjourdy      President, Chief Operating Officer,   March 27, 2002
-----------------------     Treasurer, General Counsel, Chief
  Paul C. Desjourdy         Financial Officer, and Director (Principal
                            Financial and Accounting Officer)

 /s/ James C. Richards      Director                              March 27, 2002
-----------------------
  James C. Richards

 /s/ Richard F. Maradie     Director                              March 27, 2002
-----------------------
  Richard F. Maradie

 /s/ Eugene Lieberstein     Director                              March 27, 2002
------------------------
  Eugene Lieberstein

                              Symbollon Corporation
                                Index to Exhibits

 3.1 Amended Certificate of Incorporation of the Company; including Certificate of Designations, Preferences and Rights of Series
         A Preferred Stock of the Company. (previously filed as exhibit 3.1 to Form 10-QSB for the quarter ended June 30, 2001 and incorporated by reference)
 3.2 Amended By-Laws of the Company. (previously filed as exhibit 3.2 to Form 10-QSB for the quarter ended June 30, 1999 and incorporated by reference)
 3.3 Agreement of Merger, dated as of August 4, 1993, between the Company and Symbollon Corporation, a Massachusetts corporation (including Certificate of Merger and other state filings). (previously filed as exhibit number 3.3 of the Registration Statement (the "Registration Statement") on Form SB-2 (Registration No. 33-68828) filed on November 24, 1993 and declared effective on December 7, 1993, and incorporated by reference)
 4.1 Form of Specimen Class A Common Stock Certificate. (previously filed as exhibit number 4.2 of the Registration Statement and incorporated by reference)
10.1     1993 Stock  Option Plan of the Company,  as amended.  (previously filed as exhibit 10.1 to Form 10-QSB for the quarter  ended
         June 30, 1999 and incorporated by reference)
10.2 Employment Agreement, dated December 14,1999, between the Company and Paul C. Desjourdy. (previously filed as exhibit number 10.2 to Form 10-KSB for the year ended December 31, 1999 and incorporated by reference)
10.3 Employment Agreement, dated December 14, 1999, between the Company and Dr. Jack H. Kessler. (previously filed as exhibit number 10.3 to Form 10-KSB for the year ended December 31, 1999 and incorporated by reference)
10.4 Commercial Lease, dated June 5, 1997, between Pine Street Realty Trust and the Company. (previously filed as exhibit number 10.18 to Form 10-QSB for the quarter ended June 30, 1997 and incorporated by reference)
10.5 Form of Indemnification Agreement between the Company and each officer and director of the Company. (previously filed as exhibit number 10.6 of the Registration Statement and incorporated by reference)
10.6 Marketing and Supply Agreement, dated January 11, 1995, between the Company and West Agro. (previously filed as exhibit number 10.1 to Form 8-K of the Registrant dated January 11, 1995 and incorporated by reference) *
10.7 Agreement, dated August 31, 1992, among the Company, Dr. Jack H. Kessler and Dr. Robert Rosenbaum. (previously filed as exhibit number 10.8 of the Registration Statement and incorporated by reference)
10.8 Form of Stock Option Agreement to be entered into between the Company and each option holder. (previously filed as exhibit number 10.10 to Form 10-KSB for the year ended December 31, 1993 and incorporated by reference)
10.9     1994  Employee  Stock  Purchase  Plan of the Company.  (incorporated by reference to Exhibit B to the  Company's  1994 Annual
         Stockholders Meeting Proxy Statement filed under cover of
         Schedule 14A dated May 4, 1994)
10.10 1995 Non-Employee Directors' Stock Option Plan of the Company. (previously filed as exhibit number 10.1 to Form 10-QSB for the quarter ended June 30, 1995 and incorporated by reference)
10.11 Form of Subscription Agreement, dated as of August 10, 1999, between the Company and the purchasers of Units. (previously filed as exhibit number 10.14 to Form 10-QSB for the quarter ended September 30, 1999 and incorporated by reference)
10.12 Form of Redeemable Warrant for the purchase of shares of Class A Common Stock, dated as of August 10, 1999, issued to purchasers of Units. (previously filed as exhibit number 10.15 to Form 10-QSB for the quarter ended September 30, 1999 and incorporated by reference)
10.13 Promissory Note, dated January 11, 2001, between the Company and Dr. Jack H. Kessler, together with the Pledge Agreement and Letter Agreement related thereto. (previously filed as exhibit number 10.13 to Form 10-KSB for the year ended December 31, 2000 (the `2000 Form 10-KSB") and incorporated by reference)
10.14    Promissory Note, dated January 11, 2001, between the Company and Paul
         C. Desjourdy, together with the Pledge Agreement and Letter Agreement related thereto. (previously filed as exhibit number 10.14 to the 2000 Form 10-KSB and incorporated by reference)
23.1     Consent of BDO Seidman, LLP relating to Forms S-3 and S-8.
         ----------------------------------------------------------
* Indicates that material has been omitted and confidential treatment has been granted or requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

Officers
Jack H. Kessler, Ph.D.
Chief Executive Officer,
Chief Scientific Officer,
Secretary and Chairman
of the Board

Paul C. Desjourdy
President, Chief Operating Officer,
Chief Financial Officer, General Counsel, Treasurer and Director

Board of Directors
Jack H. Kessler (Chairman)
Chief Executive Officer,
Chief Scientific Officer, Secretary
Symbollon Pharmaceuticals, Inc.

Paul C. Desjourdy
President, Chief Operating Officer,
Chief Financial Officer, General Counsel and Treasurer
Symbollon Pharmaceuticals, Inc.

James C. Richards, Ph.D.
President, Chief Executive Officer
and Director
EdgeLight Bioscience, Inc.
(a waveguide technology company)
Richard F. Maradie
Consultant

Eugene Lieberstein
Partner
Anderson, Kill & Olick, P.C.
(a law firm)

Corporate Headquarters
37 Loring Drive
Framingham, MA 01702
Tel:   (508) 620-7676
Fax:  (508) 620-7111

Independent Auditors
BDO Seidman, LLP
40 Broad Street, Suite 500
Boston, Massachusetts 02109
Transfer Agent and Register

American Stock Transfer & Trust Co.
59 Maiden Lane
New York, New York 10038
(212) 936-5100

Annual Meeting
The annual meeting of stockholders will be held Wednesday, May 22, 2002 at 10:00 a.m. at the Company's offices at 37 Loring Drive, Framingham, Massachusetts

SEC Form 10-KSB
A copy of the annual report on Form 10-KSB, as filed by Symbollon
Pharmaceuticals, Inc. with the Securities and Exchange Commission, is available without charge upon written request to:

Corporate and Investor Relations
Symbollon Pharmaceuticals, Inc.
37 Loring Drive
Framingham, MA 01702